UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2009

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 29, 2009, as part of an ongoing review of current market conditions and internal operations, Digirad Corporation, or the Company, reduced its workforce. The reduction was designed to bring the Company’s current operating expenses in line with lower camera sales resulting from a decline in hospital and physician group budgets as well as regulatory uncertainty in the healthcare system. The Company eliminated approximately 25 positions and notified the effected employees on or about September 29, 2009. The workforce reduction, in connection with related cost saving measures, is expected to achieve annual savings of approximately $1.75 million. The Company expects to incur restructuring charges of approximately $250,000 during the third quarter of 2009 related to these actions, almost all of which are related to one-time costs to be incurred in connection with the reduction in workforce. Actual results could differ from these estimates.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2009, the Company eliminated the position of Senior Vice President, Human Resources in connection with the larger reduction in force program described above. As a result, Marc E. Shapiro will cease his employment with the Company effective Friday, October 2, 2009. The duties of the Senior Vice President, Human Resources have been transferred to the Company’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ TODD P. CLYDE
Todd P. Clyde, President and Chief Executive Officer

Date: September 30, 2009